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News Release
For Release May 27, 5 p.m.

                    DELTEK TO ACQUIRE HARPER AND SHUMAN, INC.

McLean, Virginia - May 27, 1998 - Deltek Systems, Inc. (NASDAQ: DLTK), a leading provider of enterprise software for project-oriented businesses, announced today that it has signed a definitive agreement to acquire Harper and Shuman, Inc., a leading provider of accounting software to architectural and engineering (A&E) firms. The acquisition of Harper and Shuman and the addition of the Advantage and CFMS product lines is a major step in supporting Deltek's strategy of providing business solutions to A&E firms.

Ken deLaski, Deltek's President and CEO, commented, "We are thrilled to have Harper and Shuman become an integral part of Deltek. Harper and Shuman has been the leader in A&E accounting software for the past two decades. Together we will provide a wider range of choices to A&E firms of all sizes. The Advantage software currently offered by Harper and Shuman will play a strategic role in Deltek's product suite. We expect it to become one of Deltek's primary solutions for many types of professional services firms, dovetailing nicely with our current enterprise solutions for project-oriented businesses, Costpoint and System 1."

Chet Shuman, Harper and Shuman's President stated, "Harper and Shuman's customer list is comprised of over 3,000 architectural and engineering firms of all sizes. By joining forces with Deltek we can leverage our combined size and expertise in the industry to bring the best solutions to A&E firms everywhere. Our A&E industry experience, combined with Deltek's resources and technology, will provide a powerful and compelling set of possibilities for the entire A&E industry. Deltek has an excellent reputation in the marketplace and we are looking forward to integrating our business with Deltek."

Harper and Shuman is based in Cambridge, Massachusetts with approximately 70 employees. In 1997, Harper and Shuman generated profitable revenues of approximately $9 million. Under the terms of the agreement, Harper & Shuman shareholders will receive approximately 690,000 shares of Deltek stock, which is valued at approximately $15 million, based on yesterday's closing stock price. The acquisition, which will be treated as a pooling of interest, will be a non-taxable transaction and is expected to close within several days.

About Harper and Shuman:

Harper and Shuman products are exclusively endorsed by the National Society of Professional Engineers/Professional Engineers in Private Practice (NSPE/PEPP) and sponsored by the American Institute of Architects (AIA). They are also named as suggested software solutions of the American Consulting Engineers Council
(ACEC). The Harper and Shuman product family includes CFMS and CFMS/RD, which run on Digital Equipment Corporation computers and Advantage for personal computers and local networks.

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Harper and Shuman is based in Cambridge, Massachusetts, with offices in San
Rafael, California. Harper and Shuman product service information is located on the World Wide Web at www.harperandshuman.com.

Harper and Shuman Contact:

Gail Pinkham
617-492-4410
gpinkham@harperandshuman.com

About Deltek:

Deltek Systems, Inc. (NASDAQ: DLTK) designs, develops and supports software for project-oriented businesses. Deltek's enterprise-level solutions encompass financial and project accounting, materials management, human resources and payroll administration, employee timekeeping, project and resource management, and executive information distribution. Deltek's full range of related services include implementation assistance, consulting, training, software maintenance and telephone support. A leader in providing project-oriented solutions since 1983, Deltek serves thousands of project-oriented companies word-wide.

Industries using Deltek products include aerospace and defense, architecture and design, biotechnology, computer services, consulting services, construction, engineering, environmental, US federal government, government contracting, high technology, laboratories, make-to-order manufacturing, not-for-profit professional services, public relations and marketing, research and development, shipbuilding and marine services, software development, systems integration, and technical services.

Deltek is headquartered in McLean, Virginia, with offices in San Jose, California, Denver, Colorado, St. Louis, Missouri, and London, England. Product and service information is located on the Word Wide Web at www.deltek.com.

Deltek Contacts:

Press Relations:
Mary Moore
703-734-8606 x4468
mmoore@deltek.com

Investor Relations:

Babette Aller
703-734-8606 x4444
baller@deltek.com

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